    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1995.

                                                       REGISTRATION NO. 33-57775
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           DELL COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE              2112 KRAMER LANE, BUILDING 1             74-2487834
(State or other jurisdiction of     AUSTIN, TEXAS 78758-4012            (I.R.S. Employer
 incorporation or organization)          (512) 338-4400               Identification No.)
                                 (Address, including ZIP code,
                                              and
                                telephone number, including area
                                code, of registrant's principal
                                       executive offices)

                             ---------------------
                                MICHAEL S. DELL
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           DELL COMPUTER CORPORATION
                          2112 KRAMER LANE, BUILDING 1
                            AUSTIN, TEXAS 78758-4012
                                 (512) 338-4400
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:

                  THOMAS B. GREEN                             LARRY W. SONSINI
                  GENERAL COUNSEL                              DAVID J. SEGRE
             DELL COMPUTER CORPORATION               WILSON, SONSINI, GOODRICH & ROSATI
            2112 KRAMER LANE, BUILDING 1                  PROFESSIONAL CORPORATION
              AUSTIN, TEXAS 78758-4012                       650 PAGE MILL ROAD
                   (512) 338-4400                       PALO ALTO, CALIFORNIA 94304
                                                               (415) 493-9300

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

                        CALCULATION OF REGISTRATION FEE



- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                                       PROPOSED         PROPOSED
                                                        MAXIMUM         MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS                  AMOUNT TO BE   OFFERING PRICE     AGGREGATE       REGISTRATION
OF SECURITIES TO BE REGISTERED      REGISTERED(1)    PER SHARE(1)  OFFERING PRICE(1)        FEE
- ------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......  4,472,538 shares     $45.25       $202,382,345      $69,788(2)
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.

(2) The amount of $82,123.00 was previously paid based on 5,263,125 shares originally registered pursuant to this Registration Statement.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED APRIL 20, 1995


PROSPECTUS

                                4,472,538 SHARES



                                  [DELL LOGO]

                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)
                             ---------------------
     TO BE OFFERED BY SEVERAL HOLDERS OF THE COMMON STOCK OF DELL COMPUTER
                                  CORPORATION
                             ---------------------

     This Prospectus relates to the offering (the "Offering") of up to 4,472,538 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), by the Selling Stockholders named herein under "Selling Stockholders" of Dell Computer Corporation (the "Company" or "Dell"), which have been issued to the Selling Stockholders upon the conversion of shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") pursuant to the Company's conversion offer. Pursuant to the conversion offer, the Company offered to pay to holders of Series A Preferred Stock a conversion premium of $8.25 per share of Series A Preferred Stock converted into shares of Common Stock during a special conversion period which expired on March 22, 1995. The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part. The shares of Series A Preferred Stock which were converted into the Common Stock offered hereby were originally issued by the Company in private transactions.



     The Shares may be sold from time to time through June   , 1995 pursuant to
this Prospectus, by the Selling Stockholders. It is anticipated that the Selling Stockholders will generally offer Shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Shares may be sold only in ordinary brokerage transactions and transactions in which brokers solicit purchasers. See "Plan of Distribution."



     THIS PROSPECTUS MAY NOT BE USED FOR SALES MADE AFTER JUNE   , 1995.



     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "DELL". As of the close of trading on April 17, 1995, the closing sale price of the Common Stock as quoted on the Nasdaq National Market was $47 5/8 per share.


     FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "INVESTMENT CONSIDERATIONS."

     Each Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                             ---------------------
                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1995.

                             AVAILABLE INFORMATION

     No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-17017) pursuant to the Exchange Act are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the Fiscal Year Ended January 29, 1995; and

          2. The description of the Company's Common Stock in Item 1 of the Company's Registration Statement on Form 8-A dated June 20, 1988.

     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference, other than exhibits to such documents not specifically incorporated by reference. Requests for such copies should be directed to Dell Computer Corporation, 2112 Kramer Lane, Building 1, Austin, Texas 78758-4012, Attention:
Investor Relations, telephone (512) 728-8315.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                           INVESTMENT CONSIDERATIONS

     In addition to reviewing the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 1995, the other documents incorporated herein by reference and the other information in this prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby:

     Competition. The personal computer industry is highly competitive and is characterized by the frequent introduction of new products, short product life cycles, continual improvement in product price/performance characteristics, price sensitivity on the part of customers, and a large number of competitors. The industry also has been characterized by rapid technological advances in software functionality and hardware performance and features based on existing or emerging industry standards. The Company and other manufacturers of personal computers that adhere to industry standards generally have access to and make use of many of the same components, often from the same group of suppliers. The prices of many of these components decline periodically, and the general practice of the Company and other personal computer manufacturers is to reduce the prices of their personal computer products to reflect these component price declines. The Company may take additional pricing actions as it attempts to maintain a competitive mix of price, performance and customer support services while managing its liquidity, profitability and growth. The Company attempts to mitigate the effects of price reductions by improving product mix, further reducing component costs and lowering operating costs. There can be no assurance that pricing actions will be effective in stimulating higher levels of sales or that cost reduction efforts will offset the effects of pricing actions on the Company's gross margin. Some of the Company's competitors have greater financial, marketing, manufacturing and technological resources, broader product lines, greater brand name recognition, and larger installed customer bases than those of the Company. There can be no assurance that the Company will continue to compete successfully.

     Dependence on Direct Marketing Strategy. Dell markets its personal computer products and services directly to businesses, government agencies, medical and educational institutions and individuals, primarily by means of telephone and catalogs and through a growing field sales force calling on major customers. The Company provides related technical support and other customer services primarily by telephone as well as through on-site field service contracts. Accordingly, the Company is dependent on the growth of direct distribution channels in order to have a growing market in which to sell its products and services. There can be no assurance that worldwide direct marketing channels will grow or that the Company would be able to establish a more significant presence in indirect channels of distribution if it becomes necessary or desirable in the future.

     New Product Development. To maintain its competitive position, the Company must continue to enhance its existing products while developing new products. To do so it must obtain and incorporate new hardware, software, communications and peripheral technologies that are primarily developed by others. The Company believes that it is necessary for its products to adhere to generally accepted industry standards, which are subject to change in ways that are not within the control of the Company. There can be no assurance that the Company's product development activities will be successful, that new technologies will be available to the Company, that the Company will be able to deliver commercial quantities of new products in a timely manner, that those products will adhere to generally accepted industry standards, or that the products will achieve market acceptance. Some new products introduced by the Company are intended to replace existing products. Although the Company monitors the products that are intended to be replaced and attempts to phase out the manufacture of those products in a timely manner, there can be no assurance that such transitions will be executed without adversely affecting the Company's results of operations or financial condition.

     Fluctuations in Operating Results, Economic Conditions and Customer Spending Patterns. The Company's operating results have varied and may continue to fluctuate from quarter to quarter and will depend on numerous factors, including, but not limited to, customer demand and market acceptance of the Company's products, new product introductions, product obsolescence, component price fluctuations, varying product mix, foreign currency exchange rates, foreign currency and interest rate hedging, and other factors. In addition, the Company has operated without a material backlog so that net sales in a given quarter are dependent on customer orders received in that quarter and operating expenditures are primarily based on forecasts of customer demand. As a result, if demand does not meet the Company's expectations in any given period, the sales shortfall may result in an increased impact on operating results due to the Company's inability to adjust operating expenditures quickly enough to compensate for such shortfall. The Company's business is sensitive to the spending patterns of its customers, which in turn are subject to prevailing economic conditions and other factors beyond the Company's control. The Company's results of operations could be materially adversely affected by changes in economic conditions or customer spending patterns for personal computer products.

     International Sales and Operations. Sales outside the United States of America represented approximately 37% of the Company's consolidated net sales in fiscal 1995. The Company currently sells personal computer products in more than 125 countries and manufactures products in the United States and other countries. The success and profitability of international operations may be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, tax laws (including U.S. taxes on foreign subsidiaries), and changes in the value of the United States dollar versus the local currency in which products are sold. Changes in exchange rates may adversely affect the Company's net consolidated sales (as expressed in United States dollars) and gross profit margins from international operations. The Company attempts to mitigate this exposure through hedging transactions.


     Reliance on Key Suppliers. The Company's manufacturing process requires a high volume of quality components that are procured from third-party suppliers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts, a shortage of components, increases in component costs, and reduced control over delivery schedules, any or all of which could adversely affect the Company's financial results. The Company has several single supplier relationships, and the lack of availability of timely and reliable supply of components from these sources could adversely affect the Company's business. While the Company has supply agreements with certain suppliers, such agreements typically only specify general terms and conditions, subject to release of purchase orders by the Company and acceptance thereof by the component supplier. In addition, alternative sources of supply are not available for some of the Company's single sourced components. Where alternative sources are available, qualification of the alternative suppliers and establishment of reliable supplies of components from such sources may result in delays and could adversely affect the Company's manufacturing processes and results of operations. The Company occasionally experiences delays in receiving certain components, which can cause delays in the shipment of some products to customers. Also, the Company has occasionally experienced certain defective components, which can affect the reliability and reputation of its products. There can be no assurance that the Company will be able to continue to obtain additional supplies of reliable components in a timely or cost-effective manner. In particular, the Company obtains its supply of microprocessors, from Intel Corporation, although certain comparable microprocessors are available from other sources. The Company is continuing to increase its shipments of products incorporating Intel's Pentium microprocessor. Consolidated net sales from the Company's Pentium processor-based products represented 44% and 29% of consolidated net sales of the Company for the fourth fiscal quarter and year ended January 29, 1995, respectively. In November 1994, an inaccuracy in Intel's Pentium microprocessors was publicized that, in some cases, may cause errors in division. Based on information from Intel Corporation, the Company believes only a limited number of its Pentium microprocessor customers perform calculations affected by the inaccuracy. Nonetheless, Intel has offered replacement microprocessors to end-users for any Pentium microprocessor exhibiting this inaccuracy. By early February 1995, all of the Company's new shipments of Pentium processor-based products contained the corrected Pentium microprocessors. Although the Company had an inventory of Pentium microprocessors that exhibited the inaccuracy and previously shipped products which included such microprocessors, the Company believes that the costs associated with this inventory and replacement of Pentium microprocessors which exhibit this inaccuracy previously shipped to customers will not have a material adverse effect on the Company's results of operations or financial condition.

     Intellectual Property Rights. From time to time, other companies and individuals assert exclusive patent, copyright, trademark and other intellectual property rights to technologies or marks that are important to the personal computer industry or the Company's business. The Company evaluates each claim relating to its products and, if appropriate, seeks a license to use the protected technology. The licensing agreements generally do not require the counterpart to assist the Company in duplicating its patented technology nor do these agreements protect the Company from trade secret, copyright or other violations by the Company or its suppliers in developing or selling these products. There can be no assurance, however, that the Company will be able to obtain licenses to intellectual property of third parties on commercially reasonable terms, if at all. In addition, the Company could be at a disadvantage if its competitors obtain licenses for protected technologies with more favorable terms than does the Company. If the Company or its suppliers are unable to license protected technology used in the Company's products, the Company could be prohibited from marketing those products or may have to market products without desirable features. The Company could also incur substantial costs to redesign its products or to defend any legal action taken against the Company. If the Company's products should be found to infringe protected technology, the Company could be enjoined from further infringement and required to pay damages to the infringed party. Any of the foregoing could have a material adverse effect on the Company.

     Management of Growth. The Company has experienced rapid growth, which has required it to enhance and expand its management team, information systems, manufacturing operations, and other aspects of its infrastructure. If the Company continues to experience rapid growth, of which there can be no assurance, it will need to continue to improve and expand its infrastructure. There can be no assurance that the Company will be able to manage expansion of its infrastructure to support future growth effectively, nor can there be any assurance that the Company's results of operations will not be adversely affected by any such growth, enhancements or expansion. The Company is in the process of transitioning its management information systems to more fully integrate them on an enterprise wide basis, to reduce redundancy and to incorporate enhanced functionality. The Company currently expects this transition, which involves both hardware and software enhancements, to continue at least through 1998. There can be no assurance that this management information system transition can be accomplished on a timely basis or without disruptions of the Company's operations, or management information functions, which could have a material adverse effect on the Company's results of operations.

     Reliance on Key Executives. The Company depends on the services of members of its executive staff, including Michael S. Dell, the founder of the Company and its Chairman and Chief Executive Officer. The loss of the services of members of its executive staff, including Michael S. Dell, could have a material adverse effect upon the Company. The Company does not maintain key man life insurance on any of its key executives.

     Share Ownership of Michael S. Dell. As of March 31, 1995, Michael S. Dell owned 8,757,051 shares of Common Stock representing approximately 20% of the outstanding shares of Common Stock as of that date. Although Mr. Dell does not hold a majority of the outstanding Common Stock, he is likely to be in a position to influence significantly the election of some or all of the members of the Company's Board of Directors and the outcome of most corporate actions requiring stockholder approval. See "Description of Capital Stock."

     Impediments to Changes in Control. Certain provisions in the Certificate of Incorporation and Bylaws of the Company may make more difficult or discourage attempts to change the composition of the Board of Directors, may make more difficult or discourage takeovers of the Company, including those in which holders of the Company's Common Stock might receive a substantial premium for some or all of their shares, and could potentially depress the market price of shares of Common Stock. In addition, the ability of the Board of Directors to issue shares of preferred stock or rights to purchase preferred stock and to fix the voting, redemption, conversion and other rights thereof without stockholder approval could hinder any proposed tender offer, merger or other attempt to gain control of the Company. See "Description of Capital Stock."

     Hedging Activities. On November 30, 1992, the Securities and Exchange Commission's Division of Enforcement notified the Company about an informal inquiry regarding the Company's accounting practices for foreign currency hedging and trading activities and the completeness of the Company's public disclosure about those activities. The Company and its independent accountants are voluntarily cooperating with the Commission in the informal inquiry. For more information on the hedging activities of the Company, see the discussion under the caption "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Activities" in the Company's Annual Report on Form 10-K for the Fiscal Year Ended January 29, 1995, which report is incorporated by reference herein.

     Volatility of Stock Price. The Common Stock is currently quoted on the Nasdaq National Market. The Company believes that factors including but not limited to new product or other announcements by the Company, its competitors or suppliers and quarterly fluctuations in the Company's and competitors' results of operations have caused significant fluctuations in the market price of the Common Stock and could continue to do so in the future. In addition, substantial sales of the Company's Common Stock in excess of historical trading volumes, as may be occasioned by the sale of Shares offered hereby, are likely to have an adverse effect on the trading price of the Company's Common Stock. Further, the Company competes in a highly dynamic industry which may result in increased volatility of the Company's Common Stock price. See "Market Prices of Common Stock."

                                  THE COMPANY

     Dell Computer Corporation designs, develops, manufactures, markets, services and supports a broad range of personal computers, including desktops, notebooks and servers compatible with industry standards under the Dell(R) brand name. With revenue of nearly $3.5 billion for 1995, Dell is the world's leading direct marketer of personal computers and one of the top five personal computer vendors in the world.

     Dell primarily markets its personal computer products and services directly to its customers, which include major corporate, government, medical and education accounts as well as small businesses and individuals. The Company believes that its direct customer relationships provide it with a competitive advantage because the information that the Company gathers and analyzes from these relationships enables it to better understand and respond to customer demands for computer products and services. Additionally, such information enables the Company to focus its computer product development efforts on the technologies that are most valued by its customers. Dell's approach also generally avoids the inefficiency and mark-ups associated with the typical industry model, where products move through a multi-step process involving manufacturers, distributors, retail stores and a variety of value-added service providers. Dell supplements its direct marketing strategy by selling personal computer systems through certain value-added remarketers and system integrators and, in certain international geographical regions, third-party distributors and consumer retailers.

     The Company employs a build-to-order manufacturing process that enables the Company to achieve rapid inventory turnover and reduced inventory levels, which reduces the Company's exposure to the risk of declining inventory values. This flexible manufacturing process also allows the Company to rapidly incorporate new technologies and components into its product offerings.

     The Company's product development efforts are focused on designing and developing personal computer products which adhere to industry standards and incorporate technologies and features at reasonable price levels that the Company believes are the most desired by its customers. As of March 31, 1995, the Company offered 59 personal computer systems, many of which can be custom configured with a variety of hardware including multimedia and communication devices as well as an assortment of memory, mass storage and other options. As part of its commitment to provide personal computer solutions, the Company also markets a wide range of software, peripherals, and service and support programs.

     Dell Computer Corporation was originally incorporated in Texas in May 1984. In October 1987, the current Delaware corporation was formed and the renamed successor to the Texas company became a subsidiary of the Delaware corporation. Based in Austin, Texas, the Company operates wholly-owned subsidiaries in the Americas, Europe, Japan, Asia, Australia, and other international locations.

                         MARKET PRICES OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the trading symbol DELL. The following table sets forth, for the fiscal quarters indicated, the high and low reported bid prices for the Common Stock as reported on the Nasdaq National Market.


                                                                         HIGH      LOW
                                                                         ----      ----
    Fiscal Year Ending January 28, 1996
      First Quarter
         (January 30, 1995, through April 17, 1995)....................  $48 3/4   $39 1/2
    Fiscal Year Ending January 29, 1995
      Fourth Quarter...................................................  $47 3/4   $36 3/4
      Third Quarter....................................................  $44       $27 1/2
      Second Quarter...................................................  $30 3/4   $21 1/2
      First Quarter....................................................  $30 1/8   $19 1/8
    Fiscal Year Ended January 30, 1994
      Fourth Quarter...................................................  $28 1/8   $20 1/8
      Third Quarter....................................................  $21 5/8   $15 1/8
      Second Quarter...................................................  $34 3/4   $13 7/8
      First Quarter....................................................  $49 1/4   $27 5/8


     The Common Stock was held of record by approximately 3,119 persons as of March 31, 1995.

                                DIVIDEND POLICY

COMMON STOCK

     Dividends on the Common Stock are payable when, as and if declared by the Board of Directors of the Company. The Company has never paid cash dividends on its Common Stock. The Company intends to retain earnings for use in its business and, therefore, does not anticipate paying any cash dividends on the Common Stock for at least the next twelve months. In addition, the Company's current line of credit generally prohibits the payment of cash dividends by the Company on the Common Stock except in certain circumstances.

PREFERRED STOCK

     Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cash dividends at an annual rate of $7.00 per share, payable quarterly in arrears. Dividends are cumulative and are payable to the holders of record as they appear on the stock transfer books on such record dates as are fixed by the Board of Directors. The Series A Preferred Stock has priority as to dividends over the Common Stock. See "Description of Capital Stock -- Series A Preferred Stock."

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company at January 29, 1995, and the pro forma capitalization adjusted to reflect the conversion of 1,190,000 of the 1,250,000 previously outstanding shares of Series A Preferred Stock to Common Stock and the payment of the aggregate conversion premium and the estimated expenses of the Company's conversion offer which expired on March 22, 1995. Pursuant to the conversion offer, the Company paid to holders of Series A Preferred Stock a conversion premium of $8.25 per share of Series A Preferred Stock converted into shares of Common Stock during a special conversion period which expired on March 22, 1995. This table should be read in conjunction with the Company's Annual Report on Form 10-K for the Fiscal Year Ended January 29, 1995, incorporated herein by reference.

                                                                         JANUARY 29, 1995
                                                                       ---------------------
                                                                                      PRO
                                                                        ACTUAL       FORMA
                                                                       --------     --------
                                                                          (IN THOUSANDS)
Long-term debt(1)....................................................  $113,429     $113,429
Stockholders' equity:
  Preferred Stock, $.01 par value (liquidation preference $100.00 per share); shares authorized: 5,000,000; shares issued and
     outstanding (liquidation preference $100.00 per share):
     1,250,000 actual and 60,000 shares outstanding pro forma........        13            1
  Common Stock, $.01 par value; shares authorized: 100,000,000;
     shares issued and outstanding: 39,679,638 actual and 44,690,122
     pro forma(2)....................................................       397          447
  Additional paid-in capital.........................................   356,768      356,730
  Unrealized loss on short-term investments..........................    (2,628)      (2,628)
  Retained earnings..................................................   311,217      301,099
  Translation adjustment.............................................   (14,031)     (14,031)
                                                                       --------     --------
          Total stockholders' equity.................................   651,736      641,618
                                                                       --------     --------
          Total capitalization.......................................  $765,165     $755,047
                                                                       ========     ========

- ---------------

(1) Consists of the Company's 11% Senior Notes Due August 15, 2000.

(2) Excludes 9,542,405 shares of Common Stock reserved for issuance under the Company's employee benefit plans. Options for 5,591,523 shares under such plans were outstanding at January 29, 1995.

     The payment of the conversion premium and the expenses of the conversion offer will total approximately $10,118,000 and will be treated as an additional dividend on the Series A Preferred Stock for financial reporting purposes. Accordingly, the aggregate amount of the conversion premium and expenses paid will be deducted in determining net income applicable to common stockholders for the first quarter of 1996. Additionally, the effect of the conversion will be to increase primary weighted average common shares outstanding for the first quarter of 1996 by approximately 2,150,000 shares and for subsequent quarters by approximately 5,010,000 shares. Supplementary primary earnings per common share for the year ended January 29, 1995 would have been $3.20 assuming the Series A Preferred Stock was converted at the beginning of fiscal 1995.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and relationship with the Company and (i) the number of shares of Common Stock owned by each Selling Stockholder as of March 31, 1995, (ii) the maximum number of shares of Common Stock which may be offered for the account of such Selling Stockholder under this Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholder after completion of the offering assuming the sale of all the Common Stock which may be offered hereunder.


                                                                              AMOUNT AND PERCENTAGE
                                                                                 OF COMMON STOCK
                                                                                   OWNED AFTER
                                                      MAXIMUM NUMBER OF          THE OFFERING(2)
         NAME OF                SHARES OWNED         SHARES WHICH MAY BE     ------------------------
   SELLING STOCKHOLDER      PRIOR TO OFFERING(1)       SOLD HEREUNDER         AMOUNT       PERCENTAGE
- --------------------------  --------------------     -------------------     ---------     ----------
Merrill Lynch Growth Fund         2,711,047                 821,047          1,890,000          4.21%
800 Scudders Mill Road
Plainsboro, NJ 08536

Bear, Stearns & Co., Inc.         1,534,306               1,534,306                  0              *
One Metrotech Center North
Brooklyn, NY 11201-3862

Hudson River Trust Common           462,208                 404,208             58,000              *
  Stock
135 West 50th Street
New York, NY 10020

Twentieth Century Heritage          315,787                 315,787                  0              *
  Investors
c/o Investors Research
  Corporation
4500 Main Street,
Kansas City, MO 64111

Paine Webber Inc.                   233,682                 233,682                  0              *
1000 Harbor Blvd.
Weehawken, NJ 07087

Alliance Growth Fund                203,051                 197,051              6,000              *
1345 Avenue of Americas
New York, NY 10105

Lehman Brothers Special             167,577                 167,577                  0              *
  Finance
3 World Financial Center,
  7th Floor
New York, NY 10285-0001

Fundamental Investors,              116,209                 116,209                  0              *
  Inc.
333 South Hope Street,
  52nd Floor
Los Angeles, CA 90071

Paresco Inc.                        116,209                 116,209                  0              *
101 Hudson Street,
  Suite 3700
Jersey City, NJ 07302

Paloma Securities L.P.               94,340                  94,340                  0              *
2 American Lane,
  Box 2571
Greenwich, CT 06836

                                                                              AMOUNT AND PERCENTAGE
                                                                                 OF COMMON STOCK
                                                                                   OWNED AFTER
                                                      MAXIMUM NUMBER OF          THE OFFERING(2)
         NAME OF                SHARES OWNED         SHARES WHICH MAY BE     ------------------------
   SELLING STOCKHOLDER      PRIOR TO OFFERING(1)       SOLD HEREUNDER         AMOUNT       PERCENTAGE
- --------------------------  --------------------     -------------------     ---------     ----------
S.G. Warburg & Co. Inc.              84,209                  84,209                  0              *
787 7th Avenue, 9th Floor
New York, NY

Equitable Life Assurance             73,262                  73,262                  0              *
  S/A 34
135 West 50th Street
New York, NY 10020

Oppenheimer Strategic                61,052                  61,052                  0              *
  Funds Trust for the
  Account of Oppenheimer
  Strategic Income Fund
c/o Oppenheimer Management
  Corporation
Two World Trade Center
New York, NY 10048

Buchanan Global L.P.                 52,631                  52,631                  0              *
Buchanan House,
  3 St. James's Square
London SW1Y 4JU
United Kingdom

Equitable Life Assurance             42,105                  42,105                  0              *
  S/A 144
135 West 50th Street
New York, NY 10020

UBS Securities Inc.                  41,852                  21,052             20,800              *
299 Park Avenue
New York, NY 10171

Memphis Light, Gas and               28,168                  27,368                800              *
  Water Retirement and
  Pension Fund,
First Tennessee Bank,
  N.A.,
  Custodian
165 Madison Avenue,
  3rd Floor
Memphis, TN 38103

Prudential Securities Inc.           21,894                  21,894                  0              *
1 New York Plaza,
  9th Floor
New York, NY 10292

Columbia/HCA                         21,052                  21,052                  0              *
Money Purchase Pension
  Plan
c/o The Northern Trust Co.
50 LaSalle
Chicago, IL 60675

Hudson River Trust Global            21,052                  21,052                  0              *
  Portfolio
135 West 50th Street
New York, NY 10020

                                                                              AMOUNT AND PERCENTAGE
                                                                                 OF COMMON STOCK
                                                                                   OWNED AFTER
                                                      MAXIMUM NUMBER OF          THE OFFERING(2)
         NAME OF                SHARES OWNED         SHARES WHICH MAY BE     ------------------------
   SELLING STOCKHOLDER      PRIOR TO OFFERING(1)       SOLD HEREUNDER         AMOUNT       PERCENTAGE
- --------------------------  --------------------     -------------------     ---------     ----------
Libertyview Plus Fund                12,631                  12,631                  0              *
Hemisphere House,
  9 Church Street
Hamilton HMDX
Bermuda
Nicos Life Insurance Co.              8,421                   8,421                  0              *
135 West 50th Street
New York, NY 10020
Oppenheimer Variable                  8,421                   8,421                  0              *
  Account Funds for the
  Account of Oppenheimer
  High Income Fund
c/o Oppenheimer Management
  Corporation
Two World Trade Center
New York, NY 10048
HCA Foundation                        7,999                   7,999                  0              *
3319 W. End Avenue,
  Suite 900
Nashville, TN 37203
Hudson River Trust Growth             5,473                   5,473                  0              *
  & Income
135 West 50th Street
New York, NY 10020
Richter & Co.                         3,500                   3,500                  0              *
c/o PNC Bank, N.A.
200 Stevens Drive
Lester, PA 19113
  Total                           6,448,138               4,472,538          1,975,600          4.40%


- ---------------

 *  Less than 1%.

(1) Beneficial ownership as of March 31, 1995 based upon information provided by the respective Selling Stockholders.

(2) Assumes sale of all shares of Common Stock registered hereunder, although Selling Stockholders are under no obligation known to the Company to sell any shares of Common Stock at this time.

     The Company will pay the expenses of registering the shares of Common Stock being sold hereunder, which are estimated to be $300,000.

                              PLAN OF DISTRIBUTION


     The Shares may be sold pursuant to the offer made hereby from time to time through June , 1995, by the Selling Stockholders. The Selling Stockholders may sell the Shares being offered hereby: (i) in ordinary brokerage transactions, in transactions in which brokers solicit purchasers and to or through marketmakers in the Nasdaq National Market, (ii) in privately negotiated direct sales or sales effected through agents not involving marketmakers or established trading markets, (iii) through transactions in put or call options or other rights (whether exchanged-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part. The Shares may be sold at prices and at terms then prevailing or at prices related to the then current market price of the Common Stock on the Nasdaq National Market or at other negotiated prices. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.


     The Shares consist of Common Stock issued to the Selling Stockholders upon conversion of the Company's Series A Preferred Stock. The shares of Series A Preferred Stock were originally issued by the Company in private transactions exempt from the registration requirements of the Securities Act. In the case of sales of the Shares effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares of Common Stock for that the broker-dealer is selling, or both.


     The Company has advised the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to the sale of the Shares and purchases and bids for, and stabilization activities, if any, with respect to, shares of the Company's Common Stock in the market. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers on or prior to sales of the Shares offered hereby. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Stockholders and any broker-dealers with respect to the sale of the Shares offered by this Prospectus. The Selling Stockholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case the commissions received by any such broker, dealer or agent and profit on any resale of the Shares of Common Stock may be deemed to underwriting commissions under the Securities Act. The commissions received by a broker, dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of Shares hereunder.


     Pursuant to the Registration Agreement entered into by and among the Company and the Selling Stockholders, the Selling Stockholders will pay their costs and expenses of selling the Shares hereunder, including commissions and discounts of underwriters, brokers, dealers or agents, and the Company has agreed to pay the costs and expenses incident to its registration and qualification of the Shares offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

     There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

COMMON STOCK

     The Company is authorized to issue up to 100,000,000 shares of Common Stock. As of March 31, 1995, there were 44,872,345 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting have the power to elect all of the directors to be elected at that meeting. Subject to the prior rights of holders of Preferred Stock, the holders of Common Stock are entitled to dividends, when and as declared by the Board of Directors out of funds legally available therefor. The terms of the Company's line of credit restrict payment of cash dividends except in certain circumstances. See "Dividend Policy." If the Company dissolves or is liquidated, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock.

     Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are, and all shares of Common Stock offered hereby are or will be, upon conversion of Series A Preferred Stock, fully paid and nonassessable.

     The Certificate of Incorporation of the Company divides the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in each class are elected for three year terms to succeed the directors of that class whose terms are expiring. Paul O. Hirschbiel, Donald J. Carty and Thomas W. Luce, III, are Class I directors with their terms of office expiring in 1995. Michael S. Dell and Michael H. Jordan are Class II directors with their terms of office expiring in 1996. George Kozmetsky and Claudine B. Malone are Class III directors with their terms of office expiring in 1997. The Certificate of Incorporation and Bylaws of the Company also provide that directors may be removed from office only for cause (as defined in the Certificate of Incorporation), that stockholder action must be taken at a duly called annual or special meeting (and not by written consent), and that stockholders follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting.

     The existence of these provisions of the Company's Certificate of Incorporation and Bylaws may be disadvantageous to the extent they discourage takeovers in which stockholders might receive a substantial premium for some or all of their shares. Therefore, stockholders who desire to participate in such a takeover may not be afforded the opportunity to do so, even when such stockholders believe participation to be in their best interest. Also, such provisions may reduce temporary fluctuations in the market price of the Common Stock that may accompany the accumulation of large blocks of Common Stock and thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. In addition to reducing temporary market fluctuations, such provisions could potentially depress the market price of shares of Common Stock and may have the effect of discouraging changes in control, particularly those that are opposed by the Company's incumbent management, even if a majority of stockholders desire the change in control. Such provisions thereby could also prevent the removal of management.

     In addition, the ability of the Board of Directors to issue shares of Preferred Stock and to fix the voting, redemption, conversion and other rights thereof without stockholder approval could hinder any proposed tender offer, merger or other attempt to gain control of the Company. See "Description of Capital Stock -- Blank Check Preferred Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

BLANK CHECK PREFERRED STOCK

     Pursuant to the Certificate of Incorporation of the Company, the Board of Directors has the authority, without further stockholder approval, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series, and the designation of such series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. Other than the shares of Series A Preferred Stock described below, no shares of Preferred Stock have been issued and remain outstanding before this Offering. The issuance of shares of Preferred Stock or the issuance of rights to purchase shares of stock may have the effect of delaying, deferring or preventing a change in control of the Company.

SERIES A PREFERRED STOCK

     The Series A Preferred Stock has been authorized as a series of Preferred Stock, consisting of 1,250,000 shares. As of March 31, 1995, 60,000 shares of Series A Preferred Stock remained issued and outstanding. The terms and provisions of the Series A Preferred Stock are set forth in the Certificate of Designation (the "Certificate of Designation") creating the Series A Preferred Stock. Certain terms and provisions are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Certificate of Designation, including the definitions therein of certain terms, which is incorporated herein by reference. A copy of the Certificate of Designation may be obtained from Dell Computer Corporation, 2112 Kramer Lane, Building 1, Austin, Texas 78758-4012,
Attention: Investors Relations.

     Dividends. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cash dividends at an annual rate of $7.00 per share, payable quarterly in arrears. Dividends are cumulative and are payable to the holders of record as they appear on the stock transfer books on such record dates as are fixed by the Board of Directors.

     The Series A Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock thereafter issued that ranks junior as to dividends to the Series A Preferred Stock, when and if issued (collectively, "Junior Dividend Stock"), and no dividend (other than dividends payable solely in stock that is Junior Dividend Stock and that ranks junior to the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (such stock that is junior as to liquidation rights, "Junior Liquidation Stock") (the Common Stock and any other capital stock of the Company that is both Junior Dividend Stock and Junior Liquidation Stock, "Junior Stock") may be paid on any Junior Dividend Stock, and no payment may be made on account of the purchase redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock (other than such acquisitions pursuant to employee or director incentive or benefit plans or arrangements, or acquisitions or exchanges solely for Junior Stock), unless all accrued and unpaid dividends on the Series A Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Dividend Stock or Junior Liquidation Stock, as the case may be, have been paid or declared and set apart for payment. The Company may not pay dividends on any other series or class of the Company's stock hereafter issued that ranks on a parity with the Series A Preferred Stock as to dividends ("Parity Dividend Stock"), and may not make any payment on account of the purchase, redemption, retirement or other acquisition of shares of Parity Dividend Stock or any other series or class of the Company's stock hereafter issued that ranks on a parity with the Series A Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (such stock that has parity with the Series A Preferred Stock as to liquidation rights, "Parity Liquidation Stock") (other than such acquisitions pursuant to employee or director incentive or benefit plans or arrangements, or acquisitions or exchanges solely for Junior Stock), unless all accrued and unpaid dividends on the Series A Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Parity Dividend Stock, or such payment for such Parity Dividend Stock or Parity Liquidation Stock, as the case may be, have been paid or declared and set apart for payment.

     Liquidation Rights. In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation preference of $100.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued that ranks junior to the Series A Preferred Stock as to distributions of assets upon such liquidation, dissolution or winding up, but the holders of the shares of the Series A Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of the Company's stock hereafter issued that ranks senior to the Series A Preferred Stock as to distributions of assets upon such dissolution, liquidation or winding up ("Senior Liquidation Stock") has been paid in full. The holders of Series A Preferred Stock and all series or classes of the Company's stock hereafter issued that rank on a parity with the Series A Preferred Stock as to distributions of assets upon such liquidation, dissolution or winding up of the Company are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the preferential amounts payable thereon. After payment in full of the liquidation preference of the shares of the Series A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     Voting Rights. The holders of the Series A Preferred Stock have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Series A Preferred Stock will be entitled to one vote, excluding shares held by the Company or any affiliate of the Company, which shares have no voting rights.

     Whenever dividends on the Series A Preferred Stock or on any outstanding shares of Parity Dividend Stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of members of the Company's Board of Directors will be increased by two, and the holders of the Series A Preferred Stock, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors at any meeting of stockholders at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set apart for payment. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights.

     In addition, so long as any Series A Preferred Stock is outstanding, the Company may not, without the affirmative vote or consent of the holders of at least 66 2/3% (unless a higher percentage shall then be required by applicable law) of all outstanding shares of Series A Preferred Stock, voting separately as a class, (i) amend, alter or repeal any provision of the Company's Certificate of Incorporation or Bylaws so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the Series A Preferred Stock, (ii) create, authorize or issue, or reclassify any authorized stock of the Company into, or increase the authorized amount of, any series or class of stock that ranks senior to the Series A Preferred Stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any security convertible into any such class or series of such stock, or (iii) enter into a share exchange that affects the Series A Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the Company, unless in each such case each share of Series A Preferred Stock remains outstanding and unaffected or is converted into or exchanged for convertible preferred stock of the surviving entity having powers, preferences and relative participating optional or other rights and qualification limitations and restrictions thereof identical to that of a share of Series A Preferred Stock (except for changes that do not affect the holders of the Series A Preferred Stock adversely).

     Redemption at Option of the Company. The Series A Preferred Stock may not be redeemed before August 25, 1996. On and after that date, the Series A Preferred Stock may be redeemed by the Company, at its option, in whole or in part at any time, subject to the limitations, if any, imposed by applicable law, at a redemption price per share of $104.67 if redeemed at any time during the period from August 25, 1996, through August 15, 1997, and at the following redemption prices per share, if redeemed during the 12-month period ending August 15:

                                                                      PRICE
                                       YEAR                         PER SHARE
                --------------------------------------------------  ---------
                1998..............................................   $103.89
                1999..............................................    103.11
                2000..............................................    102.33
                2001..............................................    101.56
                2002..............................................    100.78

and thereafter at $100.00 per share, plus, in each case, accrued and unpaid dividends to but excluding the redemption date.

     Conversion Rights. The holder of any shares of Series A Preferred Stock has the right, at the holder's option, to convert any or all shares into Common Stock at any time at the rate of 4.2105 shares of Common Stock for each share of Series A Preferred Stock (equivalent to a conversion price of $23.75 for each share of Common Stock), subject to adjustment in certain circumstances, except that if the Series A Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the fifth business day prior to the date fixed for such redemption.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being sold in the offering is being passed upon for the Company by Wilson, Sonsini, Goodrich, & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the Fiscal Year Ended January 29, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Investment Considerations.............    3
The Company...........................    7
Market Prices of Common Stock.........    8
Dividend Policy.......................    8
Capitalization........................    9
Selling Stockholders..................   10
Plan of Distribution..................   13
Description of Capital Stock..........   14
Legal Matters.........................   17
Experts...............................   17

- --------------------------------------------------------------------------------
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                                4,472,538 SHARES



                                 DELL COMPUTER
                                  CORPORATION


                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)




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                                  [DELL LOGO]

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                                   PROSPECTUS






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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by Dell Computer Corporation (the "Registrant") in connection with the registration of the securities offered hereby are as follows:

    SEC filing fee...........................................................  $ 82,123
    Printing and engraving expenses..........................................    50,000
    Legal fees and expenses..................................................   125,000
    Accounting fees and expenses.............................................    25,000
    Transfer agent and registrar fees........................................    10,000
    Miscellaneous............................................................     7,877
                                                                               --------
      Total..................................................................  $300,000
                                                                               ========

ITEM 16. EXHIBITS


       EXHIBIT
         NO.                                  DESCRIPTION OF EXHIBIT
- -------------------  ------------------------------------------------------------------------
         3.1         -- Certificate of Incorporation of the Registrant, as amended
                        (incorporated by reference to Exhibit 3.1 of the Registrant's Annual
                        Report on Form 10-K for the year ended February 2, 1992, Commission
                        File No. 0-17017).
         3.2         -- Certificate of Amendment to the Certificate of Incorporation of the
                        Registrant (incorporated by reference to Exhibit 3.2 of the
                        Registrant's Annual Report on Form 10-K for the year ended January
                        31, 1993, Commission File No. 0-17017).
         3.3         -- Certificate of Correction to the Certificates of Amendment of
                        Certificate of Incorporation filed on May 9, 1988 and July 10, 1992, respectively, of the Registrant (incorporated by reference to Exhibit
                        3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended May 1, 1994, Commission File No. 0-17017).
         3.4         -- Certificate of Stock Designation of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant's Registration Statement
                        on Form S-4 as filed with the Securities and Exchange Commission on
                        October 1, 1993, Registration No. 33-69680).
         3.5         -- Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended
                        February 2, 1992, Commission File No. 0-17017).
         5.1+        -- Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
                        Corporation.
        10.1+        -- Severance Agreement dated September 15, 1994, between the Company and
                        Joel Kocher.
        23.1         -- Consent of Price Waterhouse LLP
        23.2+        -- Consent of Wilson, Sonsini, Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).
        24.1+        -- Power of attorney (included on the signature page on Part II of this
                        Registration Statement).
        99.1+        -- Registration Agreement among the Registrant and the Selling
                        Stockholders named herein.


- ---------------

+ Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 20, 1995.


                                            DELL COMPUTER CORPORATION

                                            By:    /s/  THOMAS B. GREEN
                                                       Thomas B. Green
                                                General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                  TITLE                    DATE
- ---------------------------------------------   -------------------------------  ---------------

           /s/  MICHAEL S. DELL*                Chairman of the Board and Chief  April 20, 1995
                Michael S. Dell                 Executive Officer (Principal
                                                Executive Officer)

           /s/  THOMAS J. MEREDITH*             Chief Financial Officer          April 20, 1995
                Thomas J. Meredith              (Principal Financial and
                                                Accounting Officer)

           /s/  DONALD J. CARTY*                Director                         April 20, 1995
                Donald J. Carty

        /s/  DR. GEORGE KOZMETSKY*              Director                         April 20, 1995
             Dr. George Kozmetsky

         /s/  PAUL O. HIRSCHBIEL, JR.*          Director                         April 20, 1995
              Paul O. Hirschbiel, Jr.

         /s/  THOMAS W. LUCE, III*              Director                         April 20, 1995
              Thomas W. Luce, III

         /s/  MICHAEL H. JORDAN*                Director                         April 20, 1995
              Michael H. Jordan

         /s/  CLAUDINE B. MALONE*               Director                         April 20, 1995
              Claudine B. Malone

         *By:   /s/  THOMAS B. GREEN
     (Thomas B. Green, Attorney-in-Fact)

                               INDEX TO EXHIBITS


                                                                                   SEQUENTIAL
  EXHIBIT                                                                             PAGE
    NO.                             DESCRIPTION OF EXHIBIT                           NUMBER
- ---------  ----------------------------------------------------------------------  ------------
    3.1    -- Certificate of Incorporation of the Registrant, as amended
              (incorporated by reference to Exhibit 3.1 of the Registrant's Annual
              Report on Form 10-K for the year ended February 2, 1992, Commission
              File No. 0-17017).
    3.2    -- Certificate of Amendment to the Certificate of Incorporation of the
              Registrant (incorporated by reference to Exhibit 3.2 of the
              Registrant's Annual Report on Form 10-K for the year ended January
              31, 1993, Commission File No. 0-17017).
    3.3    -- Certificate of Correction to the Certificates of Amendment of
              Certificate of Incorporation filed on May 9, 1988 and July 10, 1992, respectively, of the Registrant (incorporated by reference to Exhibit
              3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended May 1, 1994, Commission File No. 0-17017).
    3.4    -- Certificate of Stock Designation of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant's Registration Statement
              on Form S-4 as filed with the Securities and Exchange Commission on
              October 1, 1993, Registration No. 33-69680).
    3.5    -- Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended
              February 2, 1992, Commission File No. 0-17017).
    5.1+   -- Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
              Corporation.
   10.1+   -- Severance Agreement dated September 15, 1994, between the Company and
              Joel Kocher.
   23.1    -- Consent of Price Waterhouse LLP
   23.2+   -- Consent of Wilson, Sonsini, Goodrich & Rosati, Professional
              Corporation (included in Exhibit 5.1).
   24.1+   -- Power of attorney (included on the signature page on Part II of this
              Registration Statement).
   99.1+   -- Registration Agreement among the Registrant and the Selling
              Stockholders named herein.


- ---------------

+ Previously filed.